EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Nine West Group Inc. on Form S-3 of our report dated March 22, 1996, appearing in the Annual Report on Form 10-K of Nine West Group Inc. for the fifty-three weeks ended February 3, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
Stamford, Connecticut
September 20, 1996